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Exhibit No. 11
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                                   FIRST EMPIRE STATE CORPORATION

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COMPUTATION OF EARNINGS PER COMMON SHARE
Amounts in thousands, except per share data
                                                                            Three months ended             Six months ended
                                                                                June 30                        June 30
                                                                            1994           1993           1994           1993

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Primary        Average common shares outstanding                           6,797          6,873          6,834          6,861
               Common stock equivalents *                                    217            229            214            225
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               Primary common shares outstanding                           7,014          7,102          7,048          7,086
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               Net income                                                $28,681         25,185         56,309         49,507
               Less:  Cash dividends on preferred stock                      900            900          1,800          1,800
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               Net income available to common shareholders               $27,781         24,285         54,509         47,707
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               Earnings per common share - primary                         $3.96           3.42           7.73           6.73
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Fully diluted  Average common shares outstanding                           6,797          6,873          6,834          6,861
               Common stock equivalents *                                    237            229            237            230
               Assumed conversion of 9% cumulative convertible
                 preferred stock                                             507            507            507            507
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                   Fully diluted average common shares outstanding         7,541          7,609          7,578          7,598
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               Net income                                                $28,681         25,185         56,309         49,507
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               Earnings per common share - fully diluted                   $3.80           3.31           7.43           6.52
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               *  Represents shares of First Empire's common stock issuable upon the assumed exercise of outstanding stock options granted pursuant to the First Empire State
                  Corporation 1983 Stock Option Plan under the "treasury stock" method of accounting.

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